Exhibit 99.1

AGL Resources Reports Third Quarter and Year-to-Date 2010 Results

•	Third quarter 2010 diluted earnings per share (EPS) of $0.29 per share are higher than the $0.16 per diluted share in third quarter 2009

•	Year-to-date diluted EPS of $2.19 per share are higher than the $1.97 per diluted share for the prior-year period

•	Company expects results for 2010 to be within previously provided earnings guidance range of $2.95 to $3.05 diluted EPS

ATLANTA – November 2, 2010 – AGL Resources Inc. (NYSE: AGL) today reported third quarter net income of $22 million, or $0.29 per diluted (and basic) share, compared with net income of $12 million, or $0.16 per diluted (and basic) share, for the third quarter of 2009.

For the nine months ended September 30, 2010, net income attributable to AGL Resources Inc. was $170 million, or $2.19 per diluted share and $2.20 per basic share, compared with net income of $151 million, or $1.97 per diluted (and basic) share, for the same period in 2009.

“The distribution operations side of our business has produced strong results through September 2010 due to the addition of earnings from new pipelines that we brought into service in Virginia and Georgia at the end of 2009, as well as new rates that have gone into effect at Elizabethtown Gas,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer. “Our wholesale business, which continued to benefit from gains on hedges of storage and transportation positions in the third quarter, is being challenged by reduced volatility in part driven by robust gas supply and ample storage in the market.

“In terms of future growth and earnings, our storage business realized an important milestone during the third quarter, with the first cavern at our Golden Triangle Storage project in Texas entering commercial operation,” Somerhalder said. “In October, our Atlanta Gas Light business received approval of a $26.7 million rate increase by the Georgia Public Service Commission. The increase in base rates is the first approved for Atlanta Gas Light since 1993 and it will ensure that our largest utility continues to provide safe and reliable service to more than 1.5 million customers in Georgia.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed third quarter 2010 EBIT (earnings before interest and taxes) of $55 million, compared with $48 million in the third quarter of 2009.

The increase in EBIT for the quarter as compared to prior year resulted primarily from higher operating margins of $10 million resulting from the addition of earnings from the Hampton Roads Crossing pipeline in Virginia and the Magnolia pipeline in Georgia.

Operating expenses for the third quarter of 2010 were $128 million, $1 million higher than the prior-year period primarily due to payroll and benefits expenses offset by lower outside services and marketing costs.

Year-to-date segment EBIT for distribution operations was $260 million, compared with $241 million in 2009.

Retail Energy Operations

The retail energy operations segment, consisting primarily of SouthStar Energy Services, reported a third quarter 2010 EBIT loss of $9 million, compared with a loss of $2 million in the third quarter of 2009. Third quarter 2010 operating margin of $10 million was $4 million lower as compared to last year primarily due to changes in the Georgia market related to SouthStar’s customer portfolio and retail pricing plan mix and a decrease in its average number of customers as compared to last year.

Operating expenses in the third quarter of 2010 increased $3 million from $16 million last year to $19 million in the current year quarter primarily due to higher legal and other operating costs, partly offset by lower depreciation expense.

Year-to-date segment EBIT for retail energy operations was $66 million, consistent with the same period last year.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported EBIT of $15 million for the third quarter of 2010, compared with an EBIT loss of $2 million in the third quarter of 2009, a $17 million improvement.

The EBIT increase was driven mainly by improved operating margin of $16 million as compared to last year, primarily due to $30 million in gains recorded during the current year quarter on the instruments used to hedge storage and transportation positions, resulting from declining NYMEX natural gas prices and the narrowing of transportation basis spreads in third quarter 2010. In the prior year quarter, Sequent recorded a net $9 million gain associated with its hedges for transportation and storage positions, a $21 million increase in the current year quarter as compared to last year. The increase in hedge gains was offset by a $5 million lower-of-cost-or-market natural gas inventory valuation adjustment recorded during the third quarter of 2010 also due to declining NYMEX natural gas prices. A similar adjustment was not required in the prior year quarter. Sequent’s commercial activity during the current year quarter was flat as compared to last year.

Operating expenses in the third quarter were flat relative to the prior-year period.

Year-to-date segment EBIT for wholesale services was $38 million, compared with $25 million for the same period last year.

Sequent continues to experience challenges due to reduced volatility brought on by a robust natural gas supply and ample storage in the market, which has had the effect of partially constraining the economic value generated associated with Sequent’s existing natural gas storage inventory and transportation portfolio. The reduced market volatility coupled with higher gains on hedges of Sequent’s storage positions in 2010 compared with last year has resulted in a decrease in the expected operating revenues to be recognized in future periods as compared with last year. Sequent has $6 million in economic value at September 30, 2010, which is expected to be recognized as operating revenues in the fourth quarter 2010 in the amount of $1 million and the remaining $5 million in the first and second quarters of 2011 when the projected storage withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

Energy Investments

The energy investments segment contributed EBIT of $1 million for the third quarter of 2010 compared with $3 million during for the same period in 2009. The decrease largely reflects a lack of earnings contributions following the divestiture of the AGL Networks business that closed on July 1 of this year.

Year-to-date segment EBIT was $4 million, compared with $7 million in 2009.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter of 2010 was $27 million, up $1 million compared with the prior-year period.  Interest expense for the nine months ended September 30, 2010, was $81 million, up $6 million from the same period last year.  The increases primarily reflect the additional interest expense associated with the company’s $300 million bond issuance in August 2009.

Income taxes for the third quarter of 2010 increased to $13 million, compared with $7 million in the third quarter of 2009. The increase primarily reflects higher consolidated earnings for the quarter relative to the prior year. For the nine months ended September 30, 2010, income tax expense increased $11 million to $103 million, compared with the prior-year period, largely due to higher consolidated earnings year-to-date relative to the same period in 2009.

2010 EARNINGS OUTLOOK

Based on strong results in the company’s operating segments through the first three quarters of 2010, coupled with the dampening effects of lower market volatility associated with the storage-related economic value created in wholesale services and expected to be realized as operating revenues in the fourth quarter of 2010, AGL Resources expects its 2010 earnings results to be within its previously stated earnings guidance range of $2.95 to $3.05 per diluted share.

This expectation assumes normal weather and average volatility in natural gas prices, and excludes the impact on reported results of mark-to-market and natural gas inventory valuation adjustments or changes in our natural gas inventory withdrawal schedule for the wholesale services segment. Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2010 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its third quarter 2010 earnings conference call and webcast on Tuesday, November 2, at 9 a.m. Eastern Time. The webcast can be accessed via the Investor Relations section of the company’s Web site (www.aglresources.com). A replay of the webcast will be available on the Investor Relations section of the company’s Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates two high-deliverability natural gas storage facilities: Jefferson Island Storage & Hub near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and the information under the headings “Wholesale Services” and “2010 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at www.aglresources.com under the Investor Relations section.

Contacts:         Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Alan Chapple
Office:  404-584-4095
Cell: 404-783-3011
                                achapple@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Nine Months Ended
	September 30, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2010	9/30/2009	Fav/(Unfav)	9/30/2010	9/30/2009	Fav/(Unfav)

Operating Revenues	$346	$307	$39	$1,708	$1,679	$29

Cost of Gas	120	99	(21)	832	840	8

Operation and Maintenance Expenses	114	115	1	358	359	1

Depreciation and Amortization	40	40	-	119	118	(1)

Taxes Other Than Income Taxes	10	10	-	36	34	(2)

Total Operating Expenses	284	264	(20)	1,345	1,351	6

Operating Income	62	43	19	363	328	35
Other (Expense) Income	(1)	2	(3)	1	7	(6)

Earnings Before Interest & Taxes	61	45	16	364	335	29
Interest Expense, Net	27	26	(1)	81	75	(6)

Earnings Before Income Taxes	34	19	15	283	260	23
Income Tax Expense	13	7	(6)	103	92	(11)

Net Income	21	12	9	180	168	12

Less Net (Loss) Income Attributable to Noncontrolling Interest	(1)	-	1	10	17	7

Net Income Attributable to AGL Resources Inc.	$22	$12	$10	$170	$151	$19

Earnings Per Common Share
Basic	$0.29	$0.16	$0.13	$2.20	$1.97	$0.23
Diluted	$0.29	$0.16	$0.13	$2.19	$1.97	$0.22

Weighted-Average Shares Outstanding
Basic	77.5	76.9	(0.6)	77.3	76.7	(0.6)
Diluted	77.9	77.2	(0.7)	77.7	76.9	(0.8)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Nine Months Ended
	September 30, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2010	9/30/2009	Fav/(Unfav)	9/30/2010	9/30/2009	Fav/(Unfav)

Distribution Operations	$55	$48	$7	$260	$241	$19
Retail Energy Operations	(9)	(2)	(7)	66	66	-
Wholesale Services	15	(2)	17	38	25	13
Energy Investments	1	3	(2)	4	7	(3)
Corporate	(1)	(2)	1	(4)	(4)	-
Consolidated EBIT	61	45	16	364	335	29
Interest Expense, Net	27	26	(1)	81	75	(6)
Income Tax Expense	13	7	(6)	103	92	(11)
Net Income	21	12	9	180	168	12

Less Net (Loss) Income Attributable to the Noncontrolling Interest	(1)	-	1	10	17	7

Net Income Attributable to AGL Resources Inc.	$22	$12	$10	$170	$151	$19

Earnings per Common Share
Basic	$0.29	$0.16	$0.13	$2.20	$1.97	$0.23
Diluted	$0.29	$0.16	$0.13	$2.19	$1.97	$0.22

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Nine Months Ended
	September 30, 2010 and 2009
	Unaudited
	(In millions)

	Three Months			Nine Months

	9/30/2010	9/30/2009	Fav/(Unfav)	9/30/2010	9/30/2009	Fav/(Unfav)

Operating Revenues	$346	$307	$39	$1,708	$1,679	$29
Cost of Gas	120	99	(21)	832	840	8
Operating Margin	$226	$208	$18	$876	$839	$37